Statistic

PHYSICAL STATISTICS
	IQ	IIQ	IIIQ	IVQ	IQ	IIQ	IIIQ
	2005	2005	2005	2005	2006	2006	2006

Total lines in service at the end of period	2,437,542	2,456,807	2,475,007	2,440,827	2,418,073	2,338,444	2,235,686
Average number of lines in service (quarterly)	2,432,777	2,446,081	2,467,791	2,459,495	2,427,188	2,383,563	2,292,203
Number of lines installed (1)	3,048,719	3,038,008	3,019,735	3,007,432	3,015,516	3,017,825	3,018,744
Public telephones in service at end of period	27,999	27,002	25,593	24,143	23,465	22,698	22,901
Effective minutes of local traffic measured by second (million)	2,969	3,105	3,032	2,906	2,550	2,552	2,375
Local calls MLS (millions)	1,069	1,124	1,116	1,126	1,024	1,024	962
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	153,439	155,179	149,349	143,691	144,003	133,179	134,255
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	15,636	16,964	16,684	16,298	17,350	16,560	16,483
Access charge traffic (thousands of minutes)	934,998	941,730	866,947	833,640	790,043	749,694	717,092
Number of lines connected	88,778	96,577	89,579	83,154	97,695	87,421	93,065
Number of CTC's employees (end of period) (2)	2,875	2,912	2,946	2,945	2,724	2,762	2,842
Number of subsidiaries' employees (end of period) (2)	972	986	974	965	822	676	677
ADSL connections (end of period)	221,880	247,551	268,344	314,177	356,986	419,040	464,764
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) It is included the permanent personnel plus personnel with fixed term contracts.

ANNUAL VARIATION
	IQ	IIQ	IIIQ	IVQ	IQ	IIQ	IIIQ
	2005	2005	2005	2005	2006	2006	2006

Total lines in service at the end of period	0.7%	2.5%	3.2%	0.6%	-0.8%	-4.8%	-9.7%
Average number of lines in service (quaterly)	0.8%	1.6%	3.0%	2.1%	-0.2%	-2.6%	-7.1%
Numbers of lines installed	0.3%	-0.1%	-0.7%	-1.2%	-1.1%	-0.7%	0.0%
Public telephones in service at the end of period	-14.4%	-14.3%	-15.7%	-23.4%	-16.2%	-15.9%	-10.5%
Effective minutes of traffic measured by second (million)	-12.9%	-10.5%	-13.2%	-14.1%	-14.1%	-17.8%	-21.7%
Local calls MLS (millions)	-7.5%	-3.7%	-8.1%	-7.4%	-4.3%	-8.9%	-13.8%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	-8.6%	-8.2%	-9.2%	-11.5%	-6.1%	-14.2%	-10.1%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	-7.7%	-2.7%	0.9%	1.3%	11.0%	-2.4%	-1.2%
Access charge traffic (thousands of minutes)	-22.2%	-22.2%	-27.1%	-22.2%	-15.5%	-20.4%	-17.3%
Number of lines connected	7.9%	18.0%	15.0%	-17.9%	10.0%	-9.5%	3.9%
Number of CTC's employees (end of period)	-5.1%	-2.0%	1.0%	4.6%	-5.3%	-5.2%	-3.5%
Number of subsidiaries' employees (end of period)	-45.1%	-44.4%	-1.5%	3.9%	-15.4%	-31.4%	-30.5%
ADSL connections (end of period)	55.0%	50.5%	48.7%	56.5%	60.9%	69.3%	73.2%

Última actualización 31/10/06
Por Telefónica CTC Chile